Exhibit 10(k)

[Tenet Healthcare Corporation Letterhead]

August 29, 2006

Personal & Confidential

Via Federal Express

Ms. Cathy Fraser

272 Enclaves Ct.,

Coppell, TX  75019

Dear Cathy:

I am pleased to confirm the details of our offer to you to become Tenet’s Senior Vice President of Human Resources with a start date of September 29, 2006.  You will report to me and you will office at Tenet’s Corporate Office in Dallas, Texas.

1.               Compensation and Benefits

a.                           Base Compensation:  Your base salary rate will be $330,000 per year, payable bi-weekly.  Your salary will be reviewed during the next applicable merit cycle.

b.                          Annual Incentive Plan:  Your position is eligible for an annual incentive bonus according to the terms of the Tenet Annual Incentive Plan (AIP).  Your Target Award under the AIP is 55% of your annual base salary.  You are eligible for an AIP award for the portion of the 2006 plan year beginning on your start date.  This award will be paid at the same time as all other AIP awards for the 2006 plan year.

c.                           Car Allowance: You will receive an annual automobile allowance of $12,300.00 paid bi-weekly.

d.                          Stock Incentives:  Your position is eligible for stock incentives.  Grants are considered periodically by the company’s Compensation Committee of the Board of Directors.  All stock-based awards are subject to the review and approval of the Compensation Committee of the Board of Directors and are governed by the shareholder approved plan under which they are issued.  You are being recommended for an initial grant of 20,000 Restricted Stock Units (RSUs) and 20,000 non–qualified Stock Options which will be granted at fair market value on the last day of the month of which you begin employment.  This award of Stock Options and RSUs will vest at 1/3 per year on the first three anniversary dates of the award unless a different schedule of vesting applies pursuant to the Tenet Executive Severance Plan (ESP), as referenced in subparagraph (f) herein, in which case the ESP controls.

e.                           Benefits:  You are eligible to participate in the TenetSelect benefit program which provides health, life, dental, vision and disability insurance coverage.

f.                             Severance Protection Agreement: You will participate in the Tenet Executive Severance Plan (ESP) which provides severance equal to one and one-half times base salary and target bonus and benefits continuation for a qualifying termination without “cause” and two times base salary and target bonus for a qualifying termination following a “change-in-control.”  No severance is due in the event of a termination for “cause” described below or voluntary termination except as provided under the Plan for “good reason.”  Your copy of the ESP is enclosed herewith.

g.                          SERP:  You will be named to the Supplemental Executive Retirement Plan (SERP) which provides enhanced retirement, disability and life insurance benefits.  Details of that plan will be provided under separate cover.

2.               Employment Status

a.                           Compliance with Tenet Policies, Rules and Regulations:  By signing this letter below, you agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct.  To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

b.                          Ethics Training: All Tenet employees are required to attend an initial ethics class within their first 120 days of employment, as well as a refresher course every fiscal year.  Please see your Human Resources representative for more information on class times and dates, or access the company Intranet site (eTenet) for additional information.

c.                           Standards of Conduct:  As an employee of Tenet, you agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship of the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

d.                          Conflict Resolution:  As a condition of employment, you agree to abide by Tenet’s Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results out of your employment or termination of employment.

Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time.  The term “cause” as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company’s Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), conflict of interest, failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), or other wrongful conduct of a similar nature and degree.  Notwithstanding, a failure to achieve or meet business objectives, as defined by the Company, shall not be considered “cause” so long as you have devoted your best and good faith efforts and attention to the achievement of those objectives.

Cathy, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me by August 31, 2006.

This is a terrific opportunity for you.  We are enthusiastic about you accepting this position.  Please call me if you have any questions.

Sincerely,	ACCEPTED AND AGREED TO:

/s/ Trevor	/s/ Cathy Fraser	8/31/06
Trevor Fetter	Cathy Fraser	Date
Chief Executive Officer